Exhibit 99.1

CESCA THERAPEUTICS ANNOUNCES FINANCIAL RESULTS FOR THE THREE

MONTHS ENDED SEPTEMBER 30, 2017 AND PROVIDES CORPORATE UPDATE

Conference Call to be Held at 4:30 p.m. EDT (1:30 p.m. PDT)

RANCHO CORDOVA, CA, November 14, 2017 – Cesca Therapeutics Inc. (NASDAQ: KOOL), a market leader in automated cell processing and point-of-care, autologous cell-based therapies, today announced financial and operating results for the three months ended September 30, 2017 and provided a corporate update.

Quarter-ended and Recent Highlights

●

In July 2017, Cesca’s wholly-owned subsidiary, ThermoGenesis Corp., acquired the proprietary cell processing platform technology and commercial product portfolio from SynGen, Inc., solidifying ThermoGenesis’ position as a leading developer of automated cell processing solutions.

●	Continued to advance development of ThermoGenesis’ novel CAR-TXpress™ platform, aimed at addressing the urgent need for automation of the CAR-T cell manufacturing process.
●	Maintained active discussions with leading developers and others in the burgeoning CAR-T space, for potential partnership opportunities.
●

Received a Notice of Allowance from the USPTO for a patent related to the Company’s Buoyancy-Activated Cell Separation, or X-BACS, cell separation technology. When issued, this will be Cesca’s second patent in a series relating to its X-BACS technology. On July 28, 2017, Cesca announced that SynGen had been awarded U.S. patent No. 9,695,394 covering the X-BACS apparatus. The X-BACS technology is key to the ongoing development of CAR-TXpress™.

●	Announced plans to convert to a December 31 fiscal year-end and will issue a Transitional Form 10-K for the six months ended December 31, 2017.

“The quarter ended September 30, 2017 marked another important period in the growth of Cesca Therapeutics and moved us solidly into position as a leading, global developer of automated cell processing solutions, most notably, for the CAR-T industry,” stated Dr. Chris Xu, chief executive officer of Cesca. “The recent approval of the first CAR-T therapies has marked a true paradigm shift in the treatment of cancer, but the current, manual method of manufacturing and delivering these complex personalized therapies presents the biopharmaceutical industry with a tremendous and critical challenge if the sector is to succeed in its mission. Once commercialized, Cesca’s novel, CAR-TXpress™ solution is expected to provide developers with drastically reduced cell processing times, thereby allowing greater numbers of patients to be treated with existing cell processing infrastructure. As we continue to adapt our technology to this exciting new field, we are actively pursuing collaborations with potential development partners, including leading pharmaceutical companies, medical technology companies, academic institutions and distributors. We believe we are poised to play a key role in the evolution and growth of this ground-breaking advancement in the treatment of cancer.”

Financial Results for the Three Months Ended September 30, 2017

Net revenue. Net revenues for the three months ended September 30, 2017 were $3.1 million compared to $3.8 million for the three months ended September 30, 2016. Revenues decreased primarily due to a one-time shipment of our remaining inventory associated with a discontinued product line (Res-Q) and AXP disposables, which had lower sales due to a single end-user customer ordering additional inventory during the quarter ended September 30, 2016. Offsetting these decreases was an increase in sales of BioArchive, as the Company sold three devices during the quarter ended September 30, 2017, as compared to none during the quarter ended September 30, 2016. For the last two quarters ended September 30, 2017, the Company sold five BioArchive devices, as compared to only two devices in the seven previous quarters combined. The Company expects this trend to continue, with approximately two to three devices sold per quarter for at least the next three to four quarters.

Gross profit. Gross profit for the three months ended September 30, 2017 was $931,000, or 30.3% of net revenue, compared to $1.4 million, or 36.7% of net revenue for the comparable period in 2016. The decrease in gross profit margin was primarily due to an increase in inventory reserves for the MXP product line, an increase in overhead expenses due to the Company’s acquisition of SynGen and the mix of products sold.

Sales and marketing expenses. Sales and marketing expenses for the three months ended September 30, 2017 were $517,000 compared to $481,000 for the three months ended September 30, 2016. The slight increase is primarily due to higher personnel costs from the SynGen acquisition.

Research and development expenses. Research and development expenses for the three months ended September 30, 2017 were $1.1 million, compared to $670,000 for the comparable period in 2016. The increase was driven by the SynGen acquisition and CAR-TXpress development expenses.

General and administrative expenses. General and administrative expenses for the three months ended September 30, 2017 were $1.7 million compared to $2.2 million for the same period in 2016. The decrease is primarily due to lower legal expenses resulting from the settlement of the SynGen litigation, and lower severance expenses as compared to the quarter ended September 30, 2016.

Net loss attributable to common stockholders. For the three months ended September 30, 2017, the Company reported a net loss attributable to common stockholders of $2.4 million, or ($0.24) per share, based on approximately 10.0 million basic and diluted common shares outstanding. This compares to a net loss of $22.4 million, or ($3.71) per share, based on approximately 6.1 million weighted average common shares outstanding for the three months ended September 30, 2016.

Adjusted EBITDA. In addition to the results reported in accordance with U.S. GAAP, Cesca also uses a non-GAAP measure, adjusted EBITDA, to evaluate operating performance and to facilitate comparisons with historical results and trends. For the three months ended September 30, 2017, Cesca reported an adjusted EBITDA loss of $2.1 million compared to $1.4 million for the three months ended September 30, 2016. The increase in the adjusted EBITDA loss was due primarily to additional headcount and project expenses added during the quarter ended September 30, 2017 as a result of the Company’s SynGen acquisition, which the Company acquired on July 7, 2017.

Conference Call and Webcast Information

Cesca will host a conference call and audio webcast today at 4:30 p.m. EDT (1:30 p.m. PDT). Participants may access the call by dialing 1-800-860-2442 within the U.S. or 1-412-858-4600 outside the U.S. and referencing “Cesca.” To access a live webcast of the call, please visit: http://services.choruscall.com/links/kool171114.html. A replay of the call can be accessed approximately one hour after completion of the call and will be available until October 19, 2017. To listen to the replay, dial 1-877-344-7529 within the U.S. or 1-412-317-0088 outside the U.S. and reference access code 10114186.

About Cesca Therapeutics Inc.

Cesca is a leading regenerative medicine company that develops, commercializes and markets a range of automated technologies for cell-based therapeutics. Its device division, ThermoGenesis, provides a full suite of solutions for automated clinical biobanking, point-of-care applications, and automation for immuno-oncology. Cesca is also leveraging its proprietary AutoXpress® technology platform to develop autologous stem cell-based therapies that address significant unmet needs in the vascular, cardiology and orthopedic markets.

Forward-Looking Statement

The statements contained herein may include statements of future expectations and other forward-looking statements that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements. A more complete description of risks that could cause actual events to differ from the outcomes predicted by Cesca Therapeutics’ forward-looking statements is set forth under the caption "Risk Factors" in Cesca Therapeutics’ annual report on Form 10-K and other reports it files with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

Company Contact:

Cesca Therapeutics Inc.

Wendy Samford

916-858-5191

ir@cescatherapeutics.com

Investor Contact:

Rx Communications

Paula Schwartz

917-322-2216

pschwartz@rxir.com

Financials

Cesca Therapeutics Inc.

Condensed Consolidated Balance Sheets

	September 30, 2017	June 30, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,464,000	$3,623,000
Accounts receivable, net	3,404,000	3,701,000
Inventories	4,157,000	3,617,000
Prepaid expenses and other current assets	282,000	237,000

Total current assets	10,307,000	11,178,000

Equipment, net	2,971,000	2,330,000
Goodwill	13,794,000	13,195,000
Intangible assets, net	21,809,000	20,165,000
Other assets	61,000	64,000

Total assets	$48,942,000	$46,932,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,038,000	$1,601,000
Other current liabilities	2,957,000	2,919,000

Total current liabilities	4,995,000	4,520,000

Long-term liabilities	13,114,000	11,575,000

Cesca Therapeutics Inc. stockholders' equity	31,070,000	30,837,000

Noncontrolling interests	(237,000)	--

Total liabilities and stockholders’ equity	$48,942,000	$46,932,000

Cesca Therapeutics Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,
	2017	2016
Net revenues	$3,069,000	$3,767,000

Cost of revenues	2,138,000	2,385,000

Gross profit	931,000	1,382,000

Expenses:
Sales and marketing	517,000	481,000

Research and development	1,063,000	670,000

General and administration	1,701,000	2,179,000

Total operating expenses	3,281,000	3,330,000

Loss from operations	(2,350,000)	(1,948,000)

Fair value change of derivative instruments	(13,000)	(326,000)
Amortization of debt discount	--	(9,851,000)
Interest expense	(198,000)	(10,535,000)
Other income and (expenses)	(26,000)	215,000

Net loss	$(2,587,000)	$(22,445,000)

Loss attributable to noncontrolling interests	(237,000)	--

Net loss attributable to common stockholders	$(2,350,000)	$(22,445,000)

Cesca Therapeutics Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net cash used in operating activities	(1,450,000)	(2,009,000)

Cash flows from investing activities:
Cash paid for business acquisition	(1,000,000)	--
Capital expenditures	(140,000)	(154,000)
	(1,140,000)	(154,000)
Cash flows from financing activities:
Payments on capital lease obligations	(17,000)	(23,000)
Proceeds from issuance of common stock, net	--	2,091,000
Proceeds from long-term debt-related party	1,500,000	--
Cash paid for taxes on vested restricted stock	(52,000)	(134,000)

Net cash provided by financing activities	1,431,000	1,934,000

Effects of foreign currency rate changes on cash and cash equivalents	--	2,000
Net decrease in cash and cash equivalents	(1,159,000)	(227,000)

Cash and cash equivalents at beginning of period	3,623,000	5,835,000
Cash and cash equivalents at end of period	$2,464,000	$5,608,000

Cesca Therapeutics Inc.

Adjusted EBITDA

(Unaudited)

	Three Months Ended September 30,
	2017	2016
Loss from operations	$(2,350,000)	$(1,948,000)

Add (subtract):

Depreciation and amortization	160,000	261,000

Stock-based compensation expense	132,000	298,000

Adjusted EBITDA loss	$(2,058,000)	$(1,389,000)